Exhibit 10.1

OPERATING & EXPLORATION CONTRACT
WITH OPTION TO PURCHASE

THIS OPERATING & EXPLORATION CONTRACT MADE AND ENTERED INTO on this 17th day of September, 2012, by and between:

Greentech Mining, Inc. a Delaware corporation and Greentech Mining Utah, LLC a Utah limited liability company and their respective corporate entities more specifically described in Exhibit A, (hereinafter referred to as “Owner”)

And

Greentech Mining International, Inc., a Delaware corporation (hereinafter referred to as “Contractor” or “Company”).

IN CONSIDERATION of THREE MILLION DOLLARS ($3,000,000) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner does hereby grant exclusively unto Contractor for the duration and for the purposes herein specified, all rights necessary to operate and explore the mining claims, and to use the processing plant and equipment described in Exhibit A hereinafter referred to as the “Contracted Mines and Processing Plant”.

  I.    EXCLUSIVE RIGHTS CONTRACTED

1.
The right to Operate the Processing Plant and the Exploration and Mining rights to the Mines are hereby contracted exclusively to Contractor and its successor-in-interest for the following purposes, all or any of which may be performed by Contractor in such manner and at such time or times as Contractor may determine in its absolute discretion, subject to the terms hereof:

a.
Exploring and prospecting for, developing, mining, excavating, leaching, milling, processing and smelting, whether by open pit, underground, strip mining, solution mining, heap leaching, or any other methods deemed desirable by Contractor in its sole discretion, all minerals, ores, valuable rocks, rare earths and materials of all kinds, including mine dumps and tailings (hereinafter collectively referred to as (“Contracted Substances”);

b.	Processing, concentrating, beneficiating, treating, milling, smelting, shipping, selling and otherwise disposing of the Contracted Substances and receiving the proceeds of any such sale;

c.
Erecting, constructing, maintaining, using and operating in and on the Contracted Mines and Processing Plant such buildings, structures, machinery, facilities and equipment as Contractor deems necessary, except that modifications to existing structures machinery, facilities and equipment require the prior approval of the Owner; and

d.	Engaging in any other activity that Contractor deems reasonable and necessary to achieve the foregoing purposes, and which may be described more specifically in Exhibit A.

II. TERM OF OPERATING & EXPLORATION CONTRACT

2. The term of this Operating & Exploration Contract shall be for three (3) years from the effective date set forth above, and may be renewed by Contractor for successive three (3) year periods upon substantially the same terms and provisions as set forth herein based upon the then-capital structure of the Contractor, until declared forfeited and canceled by Owner or relinquished by Contractor as provided herein. Contractor shall give Owner written notice of each renewal at least thirty (30) days prior to expiration of the respective three-year term. This Operating & Exploration contract shall automatically renew and continue so long as ores, minerals, or metals are produced or sold from the Contracted Properties on a continuous basis.

III. PAYMENTS, ADVANCE ROYALTY AND WORK COMMITMENT

3.1 Contractor shall make payment to Owner for the initial consideration of THREE MILLION dollars ($3,000,000) with the first payment of ONE MILLION dollars ($1,000,000) being made on or before November 1, 2012 and the remaining balance made in ten (10) consecutive payments of $200,000 beginning on December 1, 2012.  Owner warrants and covenants that it will utilize the funds to remove encumbrances and hold full title and exclusive possession of the Contracted Mines and Processing Plant free and clear from all grants, sales, liens, defects, adverse claims and encumbrances of any kind by November 15, 2013.

3.2 The payments in section 3.1 received by Owner shall constitute an Advance Royalty paid the Owner pursuant to Article IV of this Operating & Exploration Contract.

3.3 After the Initial Consideration, the Contractor shall be entitled to a credit not to exceed $25,000 over the 3-year term of this Operating & Exploration, of all such Royalties paid against Production Royalties otherwise owing to Owner pursuant to Article IV of this Contract. The advance royalty credit shall not be applied until after the first full year of production, or total Production Royalties paid to Owner pursuant to Article IV exceed $275,000, whichever occurs first.

3.4 Contractor shall perform exploration, mining, development, production, processing or any other activity (“Work” herein) which benefits the Contracted Mines and Processing Plant at a minimum cost of $3,000,000 for the first year, $3,000,000 for the second year, and $3,000,000 for the third year of this Operating & Exploration contract and commencing on the date of this Contract. All work on other lands within 500 feet of the boundary of any portion of the Mines and Processing Plant shall be deemed to benefit the Mines and Processing Plant for the Work commitment if such work is part of an overall plan or project that includes the Contracted Mines or Processing Plant. All costs expended for Work in excess of $3,000,000 for any one (1) year term shall accrue and be applied to the “Option to Purchase” price as described in section XXI.

3.5 In the event that Contractor does not perform work in the amount of the entire minimum expenditure required for the applicable year (which amount will include any excess amount accrued from the prior three year term), Contractor shall pay Owner the amount of any such shortage in cash or cash equivalents. Within 30 days after the end of each three (3) year term, Contractor shall submit an accounting report of the expenditures toward the work commitment and a report containing factual, non-interpretive data concerning the work of Contractor during the preceding 3-year term. On or before November 30 of each year, a separate one-year report shall be prepared and furnished to Owner containing factual, non-interpretive data concerning work of Contractor, if any, during the preceding calendar year.

3.6 The breach, by Contractor, of paragraphs 3.4 and/or 3.5 above shall entitle Owner to immediately terminate the Contract and in such event, Owner waives the right to sue for monetary damages.

3.7 Contractor shall provide work progress reports to the Owner on a quarterly basis.

IV. PRODUCTION ROYALTY

4.1 In addition to the consideration set forth herein, Contractor shall pay Owner a Five Percent (5%) Net Smelter Royalty on all mineral bearing ores once Commercial Production has commenced. “Commercial Production” means the commercial-scale operation of any part of the Property as a Mine by, or on behalf of, the Contractor, but does not include processing of ore carried out in a pilot plant or processing ore for other testing purposes. Commercial Production shall be deemed to have commenced on the day immediately following the first 5 consecutive days during which Minerals have been produced by, or on behalf of, the Contractor.

4.2 The payment of Production Royalty shall be made not more than 45 days after the close of the month during which the payment is received from the smelter or buyer on which such Royalty is calculated.

4.3 “Net Smelter Returns” shall mean the net amount of money received by Contractor from the sale of Contracted Substances to a smelter, refinery or other buyer, after deduction of costs of transportation to point of sale and costs of any concentration of Contracted Substances prior to delivery to the smelter, refinery or other buyer, and less the deduction of all cost, penalties or charges required by said smelter, refinery or other buyer to be paid by Contractor as a condition of sale. In the event a Contracted Substance is sold to any buyer other than a smelter, all costs incurred by Contractor after mining for processing or treating such substances, including refining, shall be deductible costs. It is expressly intended that any money received by Contractor from existing tailings and/or dump material be included in the royalty calculation.

4.4 The payment of Production Royalty shall be made not more than 45 days after the close of the month during which the payment is received from the smelter or buyer on which such Royalty is calculated.

4.5 Contractor shall be entitled to credit all Advance Royalty payments paid to Owner pursuant to Article III Paragraph 3.1 and referenced in Paragraph 3.2 of this Operating & Exploration contract against all Production Royalties payable to Owner under this Article IV.

4.6 All Contracted Substances which the Contractor chooses to market shall be marketed at the best terms reasonably obtainable, with due regard to freight differentials, and if such ores or concentrates or other products shall be treated at a smelter or refinery of Contractor, the smelter or refinery schedules used for determining the Net Smelter Returns thereon shall not be less favorable than the terms and conditions either being offered to others or being contracted with others at the time for products of like character and in similar quantities for delivery to Contractor’s smelters or refineries.

4.7 If ores or concentrates produced from the Mining Properties are refined or smelted at a facility owned by the Contractor, then the royalty interest of the Owner provided for herein may be computed on the basis of the value of such concentrate or shipment at the input side of such facility. The value shall be mutually agreed. If such value cannot be agreed upon, it shall be the highest price which can be obtained by shipping such ores or concentrate to a smelter willing to buy the same, taking into consideration the cost of transportation to the smelter and smelter costs and penalties.

4.8 By thirty (30) days’ written notice to the Contractor, the Owner from time to time may elect to take its royalty interest in gold and silver in kind. In such event, the amount of the production shall be computed on the basis of the value thereof at the input of the smelter (either owned by the Contractor or otherwise), divided by the price thereof as above determined for gold or the Johnson Matthey quoted price for silver.

4.9 The Owner may request the smelter or other ore-purchasing agency to deliver said royalty interest in production directly to the Owner or retain possession of such interest at the smelter for future sale.

V. INSPECTION, REPORTS, BOOKS AND RECORDS

5.1 Owner, or its duly authorized agent or representative, shall be permitted to enter into or upon the Contracted Mines and Processing Plant for the purpose of inspection, at all reasonable times during business hours, after 48 hours advance notice in writing to Contractor. Owner shall enter upon said Contracted Mines and Processing Plant at Owner’s own risk and so as not to hinder the operations of Contractor. Owner shall indemnify and hold harmless Contractor from any damage, claim or demand arising from the entry or inspection by Owner or its agent or representatives, or any of them, on the Contracted Mines and Processing Plant or the approaches thereto.

5.2 The books and records of Contractor insofar as they relate to operations on the Contracted Mines and Processing Plant pursuant to this Operating & Exploration contract shall be open to inspection and copying by Owner or its duly authorized representatives, at the expenses of Owner, during regular business hours, after 48 hours advance request in writing to Contractor. Within twenty-four (24) months after the end of each calendar year, Owner may at its sole cost and expense make or have made an audit of the accounts and records of Contractor concerning operations on the Contracted Mines and Processing Plant for that calendar year; provided that Owner may audit the accounts for a calendar year only once and provided further that Owner must notify Contractor in writing of its intention to cause such an audit to be made sixty (60) days in advance of such date.

VI. DATA ON THE PROPERTY

6. Upon execution of this Operating & Exploration, Owner will provide Contractor with access to all data concerning the Contracted Mines and Processing Plant then in possession of Owner or its agents. Contractor shall have the right to make and remove copies of all such data at the expense of Contractor, but Contractor shall not remove original documents without written consent of Owner. Contractor hereby acknowledges that Owner has provided all data in its possession.

VII. PROTECTION FROM LIENS, DAMAGES AND LIABILITY

7.1 Contractor shall keep the Contracted Mines and Processing Plant free and clear of liens for labor done or performed or materials furnished on or for the development or operation of the Contracted Mines and Processing Plant under this Operating & Exploration. Contractor will not be considered in breach of this provision so long as Contractor, in good faith, contests the validity of any liens or claims against the Contracted Mines and Processing Plant.

7.2 Contractor shall indemnify and shall hold harmless Owner and all of Owner’s partners, agents, and employees, and each of them, from and against any and all obligations, debts, loss, damage, claims, demands, suits, controversies, costs, fees, liens, encumbrances, and liabilities whatsoever, including attorneys’ fees, in any way resulting from or arising out of any failure by Contractor to abide by any material term of the Operating & Exploration contract or any negligent or intentional act or omission by Contractor’s contractors arising out of or in connection with the operations and activities of Contractor hereunder, or out of its possession and occupancy of the Contracted Mines and Processing Plant, including environmental costs resulting from Contractor’s operations, or from any similar actions by the public during the term of this Operating & Exploration. Owner shall not be responsible or liable for any loss or damage to Contractor or to Contractor’s property or business that may be occasioned by or through acts or omissions of persons or entities (other than for negligent or reckless acts or willful misconduct or omissions by Owner or any of its partners, agents or employees) occupying, using, or passing over any part of the Contracted Mines and Processing Plant. Contractor shall use and occupy the Contracted Mines and Processing Plant at its own risk, and hereby releases Owner, to the full extent permitted by law, from all claims of every kind or nature, including claims for loss of life, personal or bodily injury, or property damage except as otherwise excluded herein.

7.3 Owner hereby indemnifies and holds Contractor harmless from and against any claim by the EPA or some similar federal or state agency based solely on past mining contamination or violations. In the event the EPA or a similar federal or state agency brings suit against Contractor as a person in the chain of title, Owner further agrees to defend any such suit on Contractor’s behalf at its sole cost and expense.

7.4 Contractor shall establish a contingency reclamation reserve fund for the purpose of assuring payment of reclamation costs caused by Contractor. There shall be deducted from net smelter returns on all materials produced and sold from the Mining Properties, after the Owner’s royalties are computed, five percent (5%) of the value thereof, for the purpose of a contingency reclamation reserve fund for paying potential reclamation costs, up to FIVE HUNRED THOUSAND DOLLARS ($500,000). Said five-percent deduction shall be placed in an escrow account. If upon the termination of this Contract and the payment of all reclamation costs, there remain sums in said contingency reclamation reserve fund, the same shall be returned to the Contractor. If at any time after two years from the time the Mining Properties subject hereto or any of them are placed in production, it is determined that 5% of the value of such production exceeds the probable amount of reclamation to be paid from such fund or is insufficient to pay such taxes, then said 5% deduction shall be reduced or increased in such amount as may reasonably be expected to pay the reclamation costs which are to be paid therefrom. The monies placed in such reserve fund shall be deposited in such manner, if possible, to derive interest therefrom, and the interest shall become a part of the contingency reclamation reserve fund.

VIII. COMPLIANCE WITH LAW

8.1 In conducting its operations hereunder, Contractor will cause all work, development and mining to be done in a careful and miner-like manner, and Contractor shall fully comply with the terms and provisions of worker’s compensation laws and all other laws governing its operations under this Operating & Exploration contract, including but not limited to any mining or environmental obligation, under existing or hereafter enacted legislation.

IX. TERMINATION BY CONTRACTOR

9.1 Contractor shall have the continuing right to terminate this Operating & Exploration contract at any time and to surrender the Contracted Mines and Processing Plant to Owner by giving Owner written notice thereof at least 30 days prior to the stated date of termination.

9.2 In the event of termination, all sums theretofore paid Owner by Contractor shall, except in the case of manifest error, be retained by Owner, and all obligations of Contractor to make payments (expect those accruing prior to the date to termination) and perform any other obligation set forth in this Operating & Exploration contract shall terminate, except any reclamation required by any federal or state regulatory agency. All reclamation responsibilities of Contractor shall survive the termination of this agreement.

9.3 In the event of termination, Contractor, upon request by Owner, shall make, execute, acknowledge and deliver to Owner a written relinquishment of this Operating & Exploration contract in recordable form.

9.4 Termination of this Operating & Exploration contract shall not relieve Contractor of its obligation to pay all royalties due to Owner hereunder as well as its pro-rata share of taxes and fees.

X. DEFAULT

10.1 Contractor shall be in default hereunder if either of the following shall occur:

a. Contractor fails to fulfill an obligation to Owner, or does not in good faith contest in writing the particular obligation, within thirty (30) days after receipt by Contractor of written notice from Owner that a required obligation has become due and has not been satisfied; or

b. Contractor fails to perform any of the other covenants or agreements herein contained, and such failure continues for a period of 60 days after receipt by Contractor of written notice from Owner of such failure, stating how it may be cured, and Contractor is not diligently proceeding to cure such failure or is not in good faith contesting the claimed failure.

c. In the event of default by Contractor as provided above, Owner may at once enter into and upon the Contracted Mines and Processing Plant or any part thereof and declare a forfeiture and cancellation of this Operating & Exploration.

XI. REMOVAL OF EQUIPMENT

11.1 During the term hereof, Contractor is Contracted exclusive use of all structures, improvements and personal property located on the Contracted Mines and Processing Plant and owned by Owner as of the date of this Operating & Exploration contract as described in Exhibit A.

11.2 In the case of a valid forfeiture, surrender or other termination of this Operating & Exploration contract, Contractor shall have the right for a period of one hundred eighty (180) days to remove from the Contracted Mines and Processing Plant all warehouse stocks, merchandise, materials, tools, hoists, compressors, engines, motors, pumps, transformers, electrical accessories, metal or wooden tanks and mine cars and any and all other machinery, trade-fixtures and equipment erected or placed in or upon said Contracted Mines and Processing Plant by it, except only rails, mine timbers, installed pipes and connections. All property not removed within said period shall be deemed abandoned to Owner, unless such period is extended by agreement of Contractor and Owner or by reason of force majeure as defined herein.

11.3 Contractor will not discard any structures, improvements and personal property located on the Contracted Mines and Processing Plant and owned by Owner as of the date of this Operating & Exploration, or discovered by Contractor during the term of this Operating & Exploration, without prior written consent of Owner.

XII. TITLE

12.1 Owner warrants and covenants that it holds title and is in actual and exclusive possession of the Contracted Mines and Processing Plant free and clear from all grants, sales, liens, defects, adverse claims and encumbrances of any kind other than the third party obligations previosly disclosed to Contractor. Owner shall deliver said actual, peaceful and exclusive possession of the Contracted Mines and Processing Plant to Contractor for the Term of this Operating & Exploration contract and, during the Term of this Operating & Exploration contract Owner shall not encumber or burden title to the Contracted Mines and Processing Plant in any way without the prior written consent of Contractor.

12.2 Owner agrees to furnish Contractor such abstract, deeds or other evidence of title as may be in Owner’s possession and control, and to allow and cooperate with Contractor, at Contractor’s option and expense, to have abstracts brought to date and to take such steps and proceedings to establish title as Contractor shall deem advisable. Contractor hereby acknowledges that Owner has provided all title information in its possession.

12.3 The Owner has the right and authority to execute this Operating & Exploration Contract for the Mines and Processing Plant to the Contractor.

12.4 The Owner is not aware of any litigation, claims, or demands made by others with respect to the title of its Mines and Processing Plant other than items previously disclosed to Contractor.

XIII. FORCE MAJEURE

13.1 The obligations of Contractor hereunder shall be suspended to the extent and for the period that performance of any of Contractor’s obligations hereunder is prevented by any cause, whether foreseeable or unforeseeable, which are determined to be beyond Contractor’s reasonable control (hereinafter “an event of force majeure”) including, without limitation any of the following, acts of nature; labor disputes; strikes or threats of strike; fire; explosion; earthquake; storm; flood; landslide; avalanche; drought or other adverse weather condition; interruption or delay in transportation; war ; insurrection; riot; laws, regulations, orders, proclamations, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain, on reasonably acceptable terms, any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective, enforcement of federal, state or local environmental standards; unavoidable casualties; shortage of labor, equipment, fuel, material, parts, supplies, services or equipment; plant breakdown; or any disabling cause, whether similar or dissimilar to the foregoing enumeration.

13.2 If an event of force majeure occurs, the suspension of Contractor’s performance hereunder during such occurrence shall not be deemed a breach of the Operating & Exploration contract, and the Term of this Operating & Exploration contract shall be extended for a time period equal to the duration of such suspension. Contractor shall promptly give notice to Owner of the suspension of performance, stating therein the cause and duration thereof. Contractor agrees to use reasonable diligence to remove such causes of suspension as may occur from time to time, but shall not be required to settle strikes or other labor difficulties contrary to its own judgment.

XIV. NOTICES

14.1 All notices, payments and elections required, permitted or requested hereunder shall be made in writing and delivered personally or made in writing and sent by regular mail, facsimile transmission or e-mail (except notice of termination or default, which shall be sent by certified mail, return receipt requested), addressed as follows:

To Owner:

President
Greentech Mining Inc.
1840 Gateway Drive, Suite 200
Foster City, CA 94404

To Contractor:

President
Greentech Mining International, Inc.
840 Gateway Drive, Suite 200
Foster City, CA 94404

unless otherwise changed or modified by written request of the recipient party.

XV. COMMINGLING OF ORE

15.1 The Contractor may mill ore produced from the Mining Properties and from other mining properties operated by him in the same general area in a mill located on the mining property operated by him or under his control and may commingle for milling purposes ore produced from any of the mining properties as well as ore produced from the Mining Properties subject hereto with ore from other properties not subject to this Operating & Exploration contract. In such event the Contractor shall establish procedures for determining the content of metal in the ores produced from such properties by calculating on a metallurgical basis in accordance with sampling and mill efficiency experience, so that the production royalties applicable to ores produced from each of the properties from which ores are commingled may reasonably be determined. Records relating to comingled ores shall be available for inspection by Owner at all reasonable times. Such procedures and the records thereof may be questioned by the Owner at any time and submitted to arbitration in accordance with the rules of the American Arbitration Association if Owner believes that such procedures are resulting in a disadvantage to its property.

XVI. TAXES

16.1 Contractor agrees to pay all taxes assessed against the Contracted Mines and Processing Plant during the term hereof (except federal, state or local taxes assessed on income) including, but not limited to, ad valorem property taxes, net proceeds or mine taxes, and all taxes for ores mined and ores treated under this Operating & Exploration contract. Contractor will deliver the appropriate tax and BLM maintenance fee to the Owner and the Owner will satisfy these responsibilities. Owner will provide receipts of these transactions to the Contractor. These transactions will be on a timely basis as to not encumber or jeopardize the properties. Payment of such taxes shall be made prior to the delinquency date of the tax.

XVII. INCIDENTAL USE OF PROPERTY

17.1 Contractor may possess, occupy and use, in the course of and as pertinent to its operations in the vicinity of, or upon the Contracted Mines and Processing Plant, all or any of the structures owned by Owner located upon or within the Contracted Mines and Processing Plant. Contractor shall maintain in reasonably good state of repair all such structures which it elects to use to which it is Contracted exclusive use within the scope of such grant in Article XI, except for the ordinary wear and tear and reasonable depreciation resulting from Contractor’s said use and possession. During the period of use by Contractor, Contractor shall pay the insurance, power, light and miscellaneous costs that accrue on such structures as Contractor elects to use. Owner makes no warranty as to the condition or safety of any structures upon the Contracted Mines and Processing Plant and Contractor agrees to accept the risk of loss resulting from its use of structures. Contractor shall maintain adequate fire and casualty insurance on all structures used by Contractor.

XVIII. ASSIGNMENT

18. With prior consent of Owner, not to be unreasonably withheld, the Contractor shall have the right to assign all or any portion of the Mining Properties to any financially able party or parties, provided that all conditions of this Operating & Exploration contract shall be binding upon the assignee and that he accepts Liability there for in writing and the Owner is notified of such assignment and receives written acceptance of liability. No conveyance, assignment, or transfer affecting the mineral rights on the Mining Properties or the mineral production therefrom shall be made except subject to the terms and conditions of this Operating & Exploration contract.

XIX. INUREMENT

19. The terms, provisions, covenants, warranties and agreements herein contained shall extend to, be binding upon and inure to the benefit of the heirs, personal representatives, successors and assigns of the parties.

XX. MEMORANDUM OF CONTRACT

20. Owner and Contractor agree to execute a Memorandum setting forth the basic terms and conditions of this Operating & Exploration contract. Said Memorandum may be recorded in all public records where such documents are customarily recorded. Owner and Contractor agree that this Operating & Exploration contract shall not be recorded.

XXI. OPTION TO PURCHASE

21. Owner grants to Contractor the sole and exclusive option to purchase all of Owner’s right, title and interest in the property (the Contracted Mines and Processing Plant) for a total purchase price of TWO MILLION dollars ($2,000,000), plus a perpetual two percent (2%) Net Smelter Royalty (hereinafter referred to as the “Purchase Price”). The Purchase Price may be paid in cash or other cash equivalent as mutually agreed by the Owner and Contractor. Exercise of the option shall be no sooner than November 15, 2013 unless Owner removes all encumbrances and holds full title and exclusive possession of the Contracted Mines and Processing Plant free and clear from all grants, sales, liens, defects, adverse claims and encumbrances of any kind prior to November 15, 2013 or if Owner utilizes all or a portion of the purchase price to remove all encumbrances and holds full title and exclusive possession of the Contracted Mines and Processing Plant free and clear from all grants, sales, liens, defects, adverse claims and encumbrances of any kind to be so transferred.  Exercise of the option shall be effective upon delivery of written notice thereof to Owner at Owner’s business address or the address of Owner’s registered agent. Contractor shall deliver to Owner a negotiable instrument in the full amount of the Purchase Price in exchange for properly executed and acknowledged Deeds and/or other indicia of ownership in recordable form. Closing shall occur within sixty (60) days after exercise of the option.

IN WITNESS WHEREOF, the parties undersigned warrant that they are properly authorized to bind their respective organizations and enter into this Operating & Exploration contract according to all terms and provisions hereof, effective as of the day and year first above written.

[SIGNATURE PAGE FOLLOWS]

Owner:	/s/ Mathew Neher Greentech Mining, Inc. And Greentech Mining Utah, a Utah LLC
Matt Neher, President and Managing Member

Date signed:	September 17, 2012

Contractor:	/s/ Timothy Neher
Greentech Mining International, Inc. Timothy Neher, Member Board of Directors, its
Authorized Representative

Date signed:	September 17, 2012

EXHIBIT A

DESCRIPTION OF MINING PROPERTIES, EQUIPMENT AND PROJECTS

1.
671 Acre Processing Facility Property Legal Description:

All of section 36, township 29 south, range 11 east, salt lake base and meridian, in Wayne County, Utah.
Tax parcel no. 02-0066-0948; serial no. 0-946-2

Water Rights:
Utah Water Right No. 95-5290, in the name of Greentech Mining Inc.

30 X 120 METAL BUILDING, INSULATED, HEATED, LIGHTING, WATER .
CONCRETE ORE STORAGE BINS AND PADS FULLY LINED
HDTP WATER STORAGE POND SYSTEMS
671 ACRE PERIMETER SECURITY FENCE
2 COMPLETE WATER WELL SYSTEMS WITH WATER RIGHTS
TRUCK WEIGHT SCALE CONCRETE ASSEMBLY
UNDERGROUND PIPING AND ELECTRICAL SYSTEMS
1 UNIT - T-2000 COMPLETE DRAGON SMELTER SYSTEM-DEISEL FIRED INDUSTRIAL SEMI ROTARY METALLURGICAL MOLD CAPACITY OF 2000 LBS.
7 UNITS - UNIVERSAL AUGER TRANSFER UNITS WITH MOTORS BALDOR CAT # CEM 366IT 3 HP. W/ 4INCH AND 14 DRIVE SYSTEM
5 UNITS - FLUX MIXING METAL BIN SYSTEMS WITH VIBRATORS/BALDOR MOTOR CAT # GIF1848C-AP17.55 RATIO
1 UNIT - 40FT COMPLETE BAG HOUSE TANK ASSEMBLY 20HP VIBRATING ASSEMBLY
1 UNIT - 20 TON COMPLETE BATCH MIXING FEED BIN ASSEMBLY MM
3 UNITS - 20 HP VENTILATION BLOWER ASSEMBLIES
1 UNIT - FEEDER BIN WITH AUGER ASSEMBLY
1 UNIT - STUTENROTH 10 ROCK CRUSHING MILL
1 UNIT - SIMPLICITY 3' X 6' VIBRATING 2 DECK SCREEN PLANT
1 UNIT - 4' X 16' REVERSE BELT GOLD CONCENTRATOR
2 UNITS 3 X 2 GALLIGER SLURRY PUMP
1 UNIT 4 X 3 GALLIGER SLURRY PUMP
1 UNIT - TRIPLE DECK DEISTER TABLE
1 UNIT #6 DEISTER FINISHING TABLE
MISC. ELECTRICAL PANELS, SWITCHES AND CABLES
MISC PLUMBINIG SYSTEMS - IN-GROUND AND IN-BUILDING
MISC SMALL TOOLS AND SPARE PARTS
2 UNITS - MOBILE OFFICES

2. 10 Acre Property and Building

North ½ of the North ½ of the Northwest quarter of the Southeast quarter of Section 25, Township 18 North, Range 13 West, Gila and Salt River Base and Meridian, Mohave County, Arizona property.

Other Properties and Projects:

GOLDEN EAGLE CLAIM GROUP, 105 Placer Claims totaling 2100 acres – Garfield County, Utah
Claim Numbers UMC 413213 - UMC413309
Claim Numbers UMC414263 – UMC 414270

SILVER EAGLE CLAIM GROUP, 25 Lode Claims totaling 500 acres – Garfield County, Utah
Claim Numbers UMC414271 – UMC414295

BALD EAGLE CLAIM GROUP, 43 Lode Claims totaling 860 acres – Garfield County, Utah
Claim Numbers UMC414196 – UMC414238

COPPER EAGLE CLAIM GROUP, 24 Lode Claims totaling 480 acres – Garfield County, Utah
Claim Numbers UMC414239 – UMC414262